EXHIBIT 99.2

Republic Bancorp, Inc. Segment Data for the Three and Six Months Ending June 30, 2005 and 2004

Republic’s reportable segments are determined by the type of products and services offered, distinguished between banking operations, mortgage banking operations, Tax Refund Solutions and deferred deposits.  Loans, investments and deposits provide the majority of revenue from banking operations; servicing fees and loan sales provide the majority of revenue from mortgage banking operations; Refund Anticipation Loan fees and Electronic Refund Check fees provide the majority of the revenue from tax refund services; and fees for providing deferred deposits represent the primary revenue source for the deferred deposit segment.  All four reportable segments are domestic.

The accounting policies used for Republic’s reportable segments are the same as those described in the summary of significant accounting policies thereto-included in Republic’s annual report on Form 10-K for the year ended December 31, 2004. Income taxes are allocated based on income before income tax expense.  Transactions among reportable segments are made at fair value.

Republic Bancorp, Inc. Segment Data for the Three and Six Months ending June 30, 2005 and 2004 follows:

	Three Months Ended June 30, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$18,613	$285	$69	$3,109	$22,076
Provision for loan losses	(823)	(44)	-	664	(203)
Electronic Refund Check fees	-	833	-	-	833
Mortgage banking income	-	-	726	-	726
Other revenue	5,497	22	(185)	8	5,342
Income tax expense	3,107	89	122	694	4,012
Net income	6,070	273	238	1,363	7,944
Segment assets	2,534,488	2,856	9,369	47,690	2,594,403

	Three Months Ended June 30, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$16,936	$253	$148	$2,854	$20,191
Provision for loan losses	(63)	(586)	-	202	(447)
Electronic Refund Check Fees	-	786	-	-	786
Mortgage banking income	-	-	864	-	864
Other revenue	5,117	(1)	(318)	7	4,805
Income tax expense	2,882	305	147	762	4,096
Net income	5,507	605	280	1,459	7,851
Segment assets	2,150,501	4,656	8,235	41,264	2,204,656

	Six Months Ended June 30, 2005
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$36,568	$8,722	$172	$6,201	$51,663
Provision for loan losses	(794)	1,517	-	894	1,617
Electronic refund check fees	-	5,828	-	-	5,828
Mortgage banking income	-	-	1,352	-	1,352
Other revenue	10,362	65	(369)	18	10,076
Income tax expense	5,765	3,525	238	1,502	11,030
Net income	11,113	6,794	459	2,896	21,262
Segment assets	2,534,488	2,856	9,369	47,690	2,594,403

	Six Months Ended June 30, 2004
(in thousands)	Banking	Tax Refund Solutions	Mortgage Banking	Deferred Deposits	Consolidated Totals

Net interest income	$33,714	$8,662	$223	$5,365	$47,964
Provision for loan losses	(354)	1,914	-	42	1,602
Electronic refund check fees	-	5,192	-	-	5,192
Mortgage banking income	-	-	1,542	-	1,542
Other revenue	9,407	10	(580)	16	8,853
Income tax expense	4,774	3,383	232	1,531	9,920
Net income	9,097	6,448	442	2,919	18,906
Segment assets	2,150,501	4,656	8,235	41,264	2,204,656